Exhibit 10.1

EXECUTIVE RETENTION AGREEMENT

THIS EXECUTIVE RETENTION AGREEMENT (“Agreement”) is made as of the 1st day of April, 2010, by and between STERIS Corporation, an Ohio corporation (the “Company”), and Peter A. Burke (“Executive”). Capitalized terms not otherwise defined are used as defined in Exhibit A.

1. EMPLOYEE STATUS. As of the date of this Agreement, the Company is employing Executive, and Executive has agreed to be employed by the Company, upon and subject to the terms of this Agreement, as Senior Vice President. Executive agrees to continue to perform the duties as are reasonably assigned to him by the President and Chief Executive Officer (CEO) of the Company and comply with the terms of this Agreement. As used herein, “employment”, “employed”, or similar terms shall include employment by STERIS Corporation or its subsidiaries, parent or affiliates.

2. RESPONSIBILITIES. Except as otherwise specified in Section 8 of this Agreement while employed by the Company, Executive shall:

(a) diligently and faithfully serve the Company in the capacities described above, and shall devote his best, good faith efforts and full business time and attention to the advancement of the Company’s interests and to the benefit of the Company’s shareholders;

(b) diligently and faithfully carry out the policies, programs and directions of the CEO and the Board of Directors of the Company; and

(c) fully cooperate with such other employees of, and consultants and representatives retained by, the Company.

3. COMPENSATION. The Company will compensate Executive for his services during his employment by the Company as follows:

(a) Base Compensation. The Company shall pay to Executive base compensation (salary) at his current rate for the 2010 Fiscal Year, payable in accordance with the Company’s normal payroll schedule. Executive’s base compensation in subsequent Fiscal Years while this Agreement is in effect shall be determined by the Company’s CEO and Board of Directors, but shall not be less than the rate of base compensation (salary) paid to Executive in Fiscal Year 2010. All payments are subject to all applicable taxes and other withholdings.

(b) Bonus. Executive shall have the opportunity to participate in the Company’s Management Incentive Compensation Plan (“Bonus”). Executive’s Bonus opportunity shall be established annually by the Company’s Board of Directors, and shall be communicated to Executive in writing at or about the same time as communicated by the Company to similarly situated employees. Any Bonus payable under this Agreement shall be paid to Executive in a single lump sum, and shall be subject to applicable taxes, other withholdings, and the criteria and conditions of the Management Incentive Compensation Plan.

(c) Benefits. Executive shall be entitled to participate in all benefit plans maintained from time to time by the Company for regular, full-time employees, currently including medical insurance, life insurance, dental, vacation, flexible spending account and short- and long-term disability plans. The maintenance and terms of any such plan shall be determined in the sole discretion of the Company. During his employment, Executive will be entitled to participate in any applicable, additional benefits and perquisites approved by the Company’s Board of Directors.

(d) Reimbursement of Expenses. Executive shall be entitled to reimbursement of ordinary and necessary out-of-pocket expenses reasonably incurred by Executive on behalf of the Company in the course of performing duties on behalf of the Company, upon furnishing appropriate documentation in the form and substance satisfactory to the Company and subject to the Company’s expense reimbursement policies as in effect at the time the expense is incurred.

(e) Equity-Based Compensation. Subject to the approval of the Company’s Board of Directors and the terms and conditions of applicable programs, Executive shall be eligible for stock option and/or restricted share grants under the Company’s equity programs as may be in effect from time to time.

4. EMPLOYMENT DURATION AND TERM. There is no specified term or duration of employment of the Executive, as Executive’s employment with the Company is at-will. Therefore, either party can terminate the employment relationship at any time by written notice effective upon receipt. Such termination shall not, however, affect the surviving terms of this Agreement and the “Other Agreements” as defined below. The term of this Agreement shall commence on the date of this Agreement and shall terminate on the earlier of the date the Executive’s employment with the Company terminates or the “Expiration Date” as defined below in Paragraph 5(b) or 5(c), as applicable.

5. SEPARATION.

(a) If Executive’s employment with the Company is terminated by either party at any time prior to the Expiration Date, the Company shall pay to Executive his earned but unpaid salary through the date of termination of employment and shall reimburse Executive pursuant to Paragraph 3(d) for expenses incurred prior to the termination, but shall have no obligation to pay any severance or other compensation or amounts after the date of termination except as specifically provided in this Section 5.

(b) Subject to Paragraph 5(c) below, if Executive’s employment is terminated prior to March 31, 2013 (“Expiration Date”) (i) by the Company without Cause, or (ii) by Executive with Good Reason, the Company will pay Executive (a) his then current base salary during the “Severance Period”, and (b) the one-time payment Executive would have been paid, if any, as a Bonus relating to the Fiscal Year of termination (based on applicable targets, threshold and other Bonus Plan terms and payable at the same time that Bonus amounts are payable to other plan participants) prorated to the date of termination (the foregoing items in this Paragraph 5(b) are collectively referred to as “Severance”). If this Paragraph 5(b) is applicable, the “Severance Period” for the purposes of Paragraph 5(d) shall be the number of months remaining from the date of such termination to the Expiration Date, or twelve (12) months, whichever is greater.

(c) If Executive has remained in the continuous employment of the Company through March 31, 2013 and is thereafter terminated prior to March 31, 2014 (“Expiration Date”) (i) by the Company without Cause, or (ii) by Executive with Good Reason, Paragraph 5(b) above will be void and of no effect, and the following terms, conditions and definitions shall apply: the Company will pay Executive (a) his then current base salary for a period of twelve (12) months, and (b) the one-time payment Executive would have been paid, if any, as a Bonus relating to the Fiscal Year of termination (based on applicable targets, threshold and other Bonus Plan terms and payable at the same time that Bonus amounts are payable to other plan participants) prorated to the date of termination (the foregoing items in this Paragraph 5(c) are collectively referred to as “Severance”). If this Paragraph 5(c) is applicable, the “Severance Period” for the purpose of Paragraph 5(d) shall equal twelve (12) months from the date of termination.

(d) Severance shall be payable under the payment schedule that would have existed if the Executive had been employed by the Company during the Severance Period; provided, however, that if the payment of any amount of Severance to the Executive before the date which is six months after the date of Executive’s separation from service (as defined in Section 409A of the Internal Revenue code) would cause all or any portion of the Severance to be subject to inclusion in the Executive’s gross income for federal income tax purposes under Section 409A(a)(1)(A) of the Internal Revenue Code, then the payment of any such amount shall be delayed until the first business day after such date (or, if earlier, the date of the Executive’s death). If Severance is payable pursuant to this Section 5, Executive shall also be entitled, during the Severance Period, to continue to participate in the Company’s medical and dental insurance coverages as are in effect from time to time for corporate employees until the earlier of (x) Executive’s eligibility under another employer’s medical or dental plan, (y) the end of the Severance Period, or (z) expiration of the Executive’s eligibility to participate in such coverages pursuant to COBRA. Executive agrees that the period of medical and dental coverage under the Company’s plans shall count against the obligation to provide continuation coverage under ERISA. In addition, any exercise or other rights with respect to options for Company stock granted to Executive shall be continue to be subject to the terms and conditions of the applicable equity plans and the Executive’s Non-Qualified Stock Option and Restricted Share Agreements, which remain in full force and effect, including without limitation the requirement of maintaining “Good Standing”. Executive shall not be entitled to any bonus or any other payment, compensation amount, option rights, or benefit other than as described in this Section 5. Severance and the other rights and benefits provided under Paragraph 5(b) or 5(c) are strictly contingent upon Executive’s execution of a release of all claims against the Company (other than the right to receive such Severance and such other benefits) in form and substance and under procedures determined by the Company in its discretion to be adequate to effectively waive all such claims under applicable laws. Executive’s right to Severance and the other rights and benefits provided under Paragraph 5(b) or 5(c) shall automatically terminate upon any material breach by Executive of this Agreement or upon the Company’s termination of Executive’s employment for Cause or upon the Executive’s termination without Good Reason.

(e) In the event that the Company terminates the Executive without Cause or the Executive terminates his employment for Good Reason, the Company shall use reasonable efforts to handle the matter in such a way as to minimize any negative impact on the Executive’s career or reputation. Notwithstanding anything to the contrary, if Executive is entitled to payment or other benefit (“benefits”) under this Agreement and the Change in Control Agreement between the Company and Executive, based on the same event, Executive will be entitled to benefits under either this Agreement or the Change in Control Agreement, whichever provides for greater benefits, but will not be entitled to benefits under both agreements. If, pursuant to the preceding sentence, benefits are provided under the Change in Control Agreement but the change in control of the Company giving rise to benefits under the Change in Control Agreement does not constitute a change of ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Internal Revenue Code, benefits shall be paid to Executive at the time and in the form that they would be paid to him under Paragraph 5(b) or 5(c) to the extent they are not in excess of the benefits payable under such applicable Paragraph. Nothing herein requires the Company to continue to keep the Change in Control agreement in effect.

(f) Each Severance payment and the provision of each benefit under this Section 5 shall be considered a separate payment and not one of a series of payments under Section 409A of the Internal Revenue Code.

6. PROTECTIVE COVENANTS. Executive agrees that the Change of Control Agreement, Restricted Share Agreements, Stock Option Agreements (including non-compete and other terms), confidentiality and other agreements between the Company and Executive (“Other Agreements”) and the Company’s codes and policies in effect (now or in the future) shall remain in full force and effect subject to their terms, excluding any severance policy, benefits, or other post termination obligation of the Company except as specified in Paragraph 5(b) or 5(c). This Agreement shall be in addition to and not in substitute for such Other Agreements, provided that any material breach, default or violation by Executive under any such Other Agreements, shall constitute a breach of this Agreement, if so determined by Company. This Agreement and the Other Agreements are separate and distinct obligations and are intended to supplement, not conflict with, each other. However, in the event of any conflict between the terms of those Other Agreements and this Agreement, such conflict shall be governed by the terms of this Agreement. Executive acknowledges and agrees that (i) adequate consideration has been provided for this Agreement as well as the Other Agreements and that he will not dispute their binding effect, and (ii) both during and after his employment with the Company, Executive will freely assist and cooperate with the Company concerning matters in his knowledge or arising from or relating to his responsibilities with the Company.

7. CONFIDENTIALITY. As used in this Agreement, Confidential Information means any information concerning the Company or any Affiliate of the Company that is not ordinarily provided to Persons who are not employees of the Company except pursuant to a confidentiality agreement, provided that any information that is or becomes publicly known other than as a result of a breach of this Agreement by Executive shall not be or shall cease to be Confidential Information. Executive shall not disclose Confidential Information to any Person other than: (a) an officer, director or employee of the Company who needs to know such information in his or her capacity as such and (b) an attorney who has been retained by the Executive or Company with respect to matters relating to the Company and in accordance with attorney/client privilege. Executive shall not use Confidential Information for any purpose unrelated to his duties as an officer, director or employee of the Company. Nothing in this Agreement will prohibit Executive from disclosing Confidential Information as necessary to comply with valid legal process or investigations or to fulfill a legal duty of Executive, but Executive shall give the Company prompt notice of such process or investigation or Executive’s intent to disclose pursuant to such legal duty so that the Company may take such steps as it deems appropriate to limit or protect the Confidential Information to be disclosed.

8. CLAIMS. In the event that Executive becomes a party, is threatened to be made a party, or is required to provide evidence or testimony, to any pending, threatened or completed investigation, action, suit or proceeding, whether civil or criminal, relating to the Executive’s service to the Company, the Company shall Indemnify the Executive as required by and consistent with the Indemnification Agreement entered into between and Company and Executive dated April 12, 2010 (“Indemnity Agreement”).

9. ARBITRATION. Any disputes arising out of this Agreement or connected with Executive’s employment shall be submitted by Executive and the Company to arbitration in Cleveland, Ohio. The arbitration shall be conducted by the American Arbitration Association or another arbitral body mutually agreed upon by the parties. The determination of the arbitrator shall be final and absolute. Notwithstanding this arbitration provision, the Company shall be entitled to apply to any court of competent jurisdiction for temporary or permanent injunctive relief or other equitable relief to enforce Sections 6 or 7. The decision of the arbitrator may be entered as a judgment in any court of competent jurisdiction. The non-prevailing party in the Arbitration shall pay the reasonable legal fees of the other party in enforcing this Agreement.

10. GOVERNING LAW; INTERPRETATION. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. The titles of the paragraphs have been inserted as a matter of convenience of reference only and shall not be construed to control or affect the meaning or construction of this Agreement.

11. SEVERABILITY. In the event that any portion of this Agreement is found to be in violation of or conflict with any federal or state law, the parties agree that said portion shall be modified only to the extent necessary to enable it to comply with such law.

12. ASSIGNMENT. This Agreement shall not be assignable by either party without the prior written consent of the other; provided that the Company may, without such consent, assign this Agreement to any Person that acquires all or substantially all of its assets or otherwise succeeds to all or substantially all of its business and operations.

13. NOTICES. All notices given under this Agreement shall be in writing. Any notice may be transmitted by any means selected by the sender. A notice that is mailed to a party at its address given below, registered or certified mail, return receipt requested, with all postage prepaid, will be deemed to have been given and received on the earlier of the date reflected on the return receipt or the third business day after it is posted. Any notice transmitted by recognized overnight courier service to a party at its address given below shall be deemed given and received on the first business day after it is delivered to the courier. Any notice given by any other means shall be deemed given and received only upon actual receipt. The addresses of the parties for notice purposes are as follows:

If to the Executive:	If to the Company:
Peter A. Burke	STERIS Corporation
5960 Heisley Road
Mentor, Ohio 44060
Attn: Legal Department
with a copy to:
Thomas O. Henteleff
c/o Kleinfeld, Kaplan and Becker, LLP
1140 19th St. NW, Suite 900
Washington, DC 20036

Any person may change its address for notice purposes, or add additional persons to whom copies of any notice should be sent, by written notice to the other party.

14. REMEDIES. If Executive breaches any of his obligations under this Agreement in any material respect, then the Company may, at its sole option, terminate all remaining payments and benefits described in this Agreement and obtain reimbursement from Executive of all payments and benefits provided pursuant to Paragraph 5(b) or 5(c) of this Agreement, in addition to other remedies. If, following Executive’s termination of employment which results in the obligation to pay Severance, Company breaches its obligations under this Agreement in any material respect, then Executive may, at his sole option, accelerate all amounts due under Paragraph 5(b) or 5(c), as applicable, of this Agreement in addition to other remedies. The breaching party shall also pay expenses and costs incurred as a result of the breach (including, without limitation, reasonable attorneys’ fees).

15. ENTIRE AGREEMENT. Subject to the provisions of Section 6 and 8, this Agreement, together with Exhibit A, is the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes any and all prior and contemporaneous negotiations, understandings and agreements with regard to the subject matter hereof, whether oral or written, including without limitation the Executive Retention Agreement dated May 29, 2007 and any prior Executive employment agreement. Nothing herein changes the Executive’s employment at will status, and Executive acknowledges and confirms that he is an employee at will and has no specific duration or promise of employment. The Company may withhold from any amount payable under this Agreement all federal, state, local, or other taxes and other deduction required by law, regulation, ruling or agreement to be withheld. No representation, inducement, agreement, promise or understanding altering, modifying, taking from or adding to the terms and conditions hereof shall have any force or effect unless the same is in writing and validly executed by the parties hereto or is part of a formal Company benefit plan.

16. SURVIVAL. The following provisions in this Agreement shall survive termination or expiration of this Agreement for any reason, as shall any other provisions which by their nature are intended to survive: Sections 5, 6, 7, 8, 9, 10, 12, 13 and 14.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first above written.

STERIS CORPORATION		EXECUTIVE

By:	/s/ WALTER ROSEBROUGH		/s/ PETER A. BURKE
Name:	Walter Rosebrough	Name:	Peter A. Burke
Title:	President & CEO

EXHIBIT A

Definitions

As used in the Executive Retention Agreement between STERIS Corporation (the Company) and Peter A. Burke (Executive) dated as of April 1, 2010 (the “Agreement”), the following terms have the indicated meanings:

“Affiliates” means any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Company. For purposes of this definition, “control” means the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through ownership of voting securities, by contract, or otherwise.

“Cause” means: (i) a material breach of this Agreement by Executive which, if curable, has not been cured within 30 days after notice from the Company, (ii) the Executive has engaged in dishonest conduct relating to or affecting the performance of his responsibilities for the Company, (iii) the Executive has been convicted of a crime relating to the performance of his duties on behalf of the Company, or involving moral turpitude or constituting a felony, (iv) the Executive has committed gross negligence, willful misconduct, or deceit with respect to the business of the Company, (v) Executive has failed without adequate justification to perform his duties under this Agreement with at least the same degree of skill, attention and care that he has exercised in the performance of his duties to the Company prior to the date of this Agreement, (vi) the Executive has violated the Company Code of Conduct or other codes, policies or requirements regarding employee conduct or performance, (vii) insubordination, (viii) death, or (ix) “Disability” as defined under the Company’s long term disability plan as in effect from time to time; provided, however, subsections (ii)-(v) of the “Cause” definition above shall not include (a) any action by Executive with respect to the marketing, prior to the date of this Executive Retention Agreement, of the STERIS System 1 and accessories thereto; (b) any demand or requirement of the FDA, the United States Department of Justice or a Court of competent jurisdiction that Executive agree to or otherwise be included as a party to an action arising out of the marketing, prior to the date of this Executive Retention Agreement, of the STERIS System 1 and accessories thereto; (c) any exercise by Executive of his legal rights with respect to any demand or requirement described in the preceding clause (b); or (d) any decision or action of the FDA, the United States Department of Justice or a Court of competent jurisdiction that results in Executive being subject to injunctive or other relief resulting from or relating to the marketing, prior to the date of this Executive Retention Agreement, of the STERIS System 1 and accessories thereto; provided further, the exclusions from the definition of “Cause” described in subsections (a)-(d) in this paragraph shall not apply in the event Executives actions or inactions were, unbeknownst to his supervisor on or prior to the execution of this Agreement, (x) fraudulent or intentional violations of law or regulation, (y) undertaken with intent to cause injury to the Company or with reckless disregard for the best interests of the Company, or (z) not in compliance with the Other Agreements, the Company’s Code of Regulations, or his fiduciary duties to the Company.

“Change in Control Agreement” means that certain Change in Control Agreement between Company and Executive dated March 5, 2001.

“Good Reason” means (i) a reduction in Executive’s salary below the minimum amount required by Paragraph 3(a) of the Agreement, (ii) the removal of Executive from the office described in Paragraph 1 of the Agreement other than for Cause, or (iii) any material breach of the Agreement by the Company which has not been cured by the Company within 30 days after notice from Executive; provided, however, termination of employment by Executive will not be considered a possible “Good Reason” event for purposes of this Agreement unless Executive provides written notice to the Company describing the purported Good Reason within sixty (60) days after the occurrence, the Company does not remedy such event or events within thirty (30) days of the receipt of such notice, and the Executive terminates his employment on the basis of the purported Good Reason within thirty (30) days thereafter.

“Fiscal Year” means the fiscal year of Company for financial reporting purposes, commencing April 1 and ending March 31.

“Person” means any individual and any corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity.